Exhibit 99.1

XPO Logistics Announces Second Quarter 2019 Results

GREENWICH, Conn. — August 1, 2019 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the second quarter 2019. Second quarter revenue was $4.24 billion, compared with $4.36 billion for the same period in 2018. Net income attributable to common shareholders was $122 million for the quarter, compared with $138 million for the same period in 2018. Operating income was $258 million for the quarter, compared with $228 million for the same period in 2018. Diluted earnings per share was $1.19 for the quarter, compared with $1.03 for the same period in 2018.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $132 million for the second quarter 2019, compared with $132 million for the same period in 2018. Adjusted diluted earnings per share, a non-GAAP financial measure, was $1.28 for the quarter, compared with $0.98 for the same period in 2018.

Adjusted net income attributable to common shareholders and adjusted diluted earnings per share for the second quarter 2019 exclude: $7 million, or $6 million after-tax, of non-cash unrealized losses on foreign currency contracts; $4 million, or $3 million after-tax, of restructuring costs, primarily severance; and $1 million, or $1 million after-tax, of transaction, integration and rebranding costs.

Adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), a non-GAAP financial measure, increased to $455 million for the second quarter 2019, compared with $437 million for the same period in 2018. Adjusted EBITDA for the second quarter 2019 excludes: $4 million of restructuring costs, primarily severance; and $1 million of transaction, integration and rebranding costs.

For the second quarter 2019, the company generated $260 million of cash flow from operations and $246 million of free cash flow, a non-GAAP financial measure. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Updates 2019 Financial Targets

The company has updated its full-year 2019 financial targets for revenue, adjusted EBITDA, free cash flow, effective tax rate and cash taxes as follows:

•	Revenue growth of (1%) to 1% year-over-year, from 3% to 5% previously; which translates to organic revenue growth, a non-GAAP financial measure, of 2.5% to 4.5%, from 5.5% to 7.5% previously. The update to revenue growth reflects the expected impact of lower truckload rates in freight brokerage and unfavorable foreign currency exchange;
•	Adjusted EBITDA in the range of $1.675 billion to $1.725 billion, or year-over-year growth of 7% to 10%, up from the prior range of $1.650 billion to $1.725 billion, or growth of 6% to 10%;

•	Free cash flow in the range of $575 million to $675 million, up from the prior range of $525 million to $625 million;
•	Net capital expenditures in the range of $400 million to $450 million, unchanged;
•	Depreciation and amortization in the range of $765 million to $785 million, unchanged;
•	Effective tax rate in the range of 25% to 28%, from 26% to 29% previously; and
•	Cash taxes in the range of $130 million to $150 million, from $165 million to $190 million previously.

The company’s 2019 targets for free cash flow and cash taxes assume cash interest expense of $275 million to $290 million, down from the prior range of $275 million to $315 million. The company continues to expect an incremental benefit to free cash flow of $125 million to $150 million from trade receivables programs in 2019.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “We beat on EPS, adjusted EBITDA and free cash flow in the second quarter, offsetting a softer operating environment with cost discipline and margin gains. In North American freight brokerage, we improved net revenue margin to 20.4%, up 360 basis points from last year’s second quarter. In North American less-than-truckload, we improved yield by 3.9% and realized a record adjusted operating ratio of 80.3%.

“We’re implementing innovations in North American LTL to drive the next leg of profit improvement. Our workforce productivity tools are returning positive results in 18 pilot service centers ahead of the national roll-out to all 290 LTL centers this year. In addition, we’re developing an entire suite of proprietary tools that utilize machine learning for dynamic pricing, route optimization of pickup and delivery, linehaul efficiency and yard management. We’re on track to deliver at least $1 billion of EBITDA in LTL in 2021.”

Jacobs continued, “Our updated guidance provides more visibility into our outlook on 2019. We’ve increased our free cash flow range by $50 million, and raised the low end of adjusted EBITDA by $25 million, while expecting revenue to remain flat.”

Second Quarter 2019 Results by Segment

•	Transportation: The company's transportation segment generated revenue of $2.75 billion for the second quarter 2019, compared with $2.89 billion for the same period in 2018. Segment revenue primarily reflects a reduction in freight brokerage and direct postal injection business from the company’s largest customer, unfavorable foreign currency exchange and lower truckload rates in freight brokerage, offset in part by growth in North American less-than-truckload (LTL) and managed transportation.

Operating income for the transportation segment was $243 million for the second quarter 2019, compared with $205 million for the same period in 2018. Adjusted EBITDA for the segment was $362 million for the quarter, compared with $335 million for the same period in 2018.

In North American LTL, yield improved by 3.9% year-over-year for the second quarter 2019, excluding fuel, compared with 3% improvement for the first quarter 2019. The second quarter operating ratio for LTL was 81.8% and the adjusted operating ratio, a non-GAAP financial measure, was 80.3%, a 400 basis point improvement year-over-year. This is the best LTL adjusted operating ratio for any quarter in the company’s history.

•	Logistics: The company's logistics segment generated revenue of $1.53 billion for the second quarter 2019, a 1.2% increase from the same period in 2018. Organic revenue growth was 4.8%. Segment revenue growth was led by food and beverage, consumer packaged goods, aerospace and healthcare in North America and by e-commerce in Europe, largely offset by unfavorable foreign currency exchange and a reduction in business from the company’s largest customer.

Operating income was $61 million for the second quarter 2019, compared with $67 million for the same period in 2018. The change in operating income primarily reflects higher depreciation expense related to prior capital investments in new business wins, a reduction in business from the company’s largest customer and unfavorable foreign currency exchange. Adjusted EBITDA for the segment was $136 million for the quarter, a 1.5% increase from the same period in 2018. The increase in adjusted EBITDA primarily reflects growth from existing customers and from new business startups in recent quarters, offset in part by a reduction in business from the company’s largest customer and unfavorable foreign currency exchange.

•	Corporate: Corporate SG&A expense was $46 million for the second quarter 2019, compared with $44 million for the same period in 2018.

Six Months 2019 Financial Results

For the six months ended June 30, 2019, the company reported total revenue of $8.36 billion, compared with $8.56 billion for the same period in 2018. Net income attributable to common shareholders was $165 million, compared with $205 million for the same period in 2018. Operating income for the first six months of 2019 was $390 million, compared with $369 million for the same period in 2018. Earnings per diluted share was $1.51, compared with $1.53 for the same period in 2018.

Adjusted net income attributable to common shareholders was $191 million for the first six months of 2019, compared with $213 million for the same period in 2018. Adjusted earnings per diluted share was $1.74 for the first six months of 2019, compared with $1.59 for the same period in 2018. Adjusted net income attributable to common shareholders and adjusted earnings per diluted share for the first six months of 2019 exclude: $17 million, or $12 million after-tax, of restructuring costs, primarily severance; $9 million, or $7 million after-tax, of non-cash unrealized losses on foreign currency contracts; a non-cash charge of $6 million, or $4 million after-tax, related to the impairment of customer relationship intangibles; $5 million, or $4 million after-tax, of debt extinguishment costs; and $2 million, or $2 million after-tax, of transaction, integration and rebranding costs.

Adjusted EBITDA for the first six months of 2019 increased to $798 million, compared with $767 million for the same period in 2018. Adjusted EBITDA for the first six months of 2019 excludes: $17 million of restructuring costs, primarily severance; and $2 million of transaction, integration and rebranding costs.

Conference Call

The company will hold a conference call on Friday, August 2, 2019, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until September 2, 2019. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13692302.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 30 countries, with 1,537 locations and approximately 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO's corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. xpo.com

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the quarter and six months ended June 30, 2019 used in this release include: earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA on a consolidated basis and for our transportation and logistics segments; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) ("adjusted EPS"); net revenue for our transportation and logistics segments and intersegment eliminations; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business; and organic revenue and organic revenue growth on a consolidated basis and for our logistics business.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and rebranding costs as well as adjustments for restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash used in operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash used in operating activities defined as net cash used in operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain restructuring costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, fuel surcharges and revenue associated with our direct postal injection service in last mile.

With respect to our 2019 financial targets for adjusted EBITDA, free cash flow and organic revenue growth, as well as our 2021 target for EBITDA in our North American less-than-truckload business, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2019 financial targets for our consolidated revenue growth, organic revenue growth, adjusted EBITDA, free cash flow, net capital expenditures, depreciation and amortization, effective tax rate, cash taxes and the free cash flow benefit from our trade receivables programs, as well as our 2021 target for EBITDA in our North American less-than-truckload business. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom's likely exit from the European Union. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$4,238	$4,363	$8,358	$8,555
Operating expenses
Cost of transportation and services	2,108	2,274	4,204	4,499
Direct operating expense	1,417	1,406	2,823	2,782
Sales, general and administrative expense	455	455	941	905
Total operating expenses	3,980	4,135	7,968	8,186
Operating income	258	228	390	369
Other expense (income)	(13)	(30)	(30)	(49)
Foreign currency loss (gain)	8	(10)	10	2
Debt extinguishment loss	-	-	5	10
Interest expense	72	55	143	114
Income before income tax provision	191	213	262	292
Income tax provision	46	54	65	54
Net income	145	159	197	238
Net income attributable to noncontrolling interests	(10)	(10)	(15)	(16)
Net income attributable to XPO	$135	$149	$182	$222

Net income attributable to common shareholders (1) (2)	$122	$138	$165	$205

Basic earnings per share (2)	$1.32	$1.14	$1.66	$1.70
Diluted earnings per share (2)	$1.19	$1.03	$1.51	$1.53

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	121	100	120
Diluted weighted-average common shares outstanding	102	134	110	134

(1) Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$13	$11	$16	$16
Preferred dividends	-	-	1	1

(2) The sum of quarterly net income attributable to common shareholders and earnings per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and the impact of the two-class method of calculating earnings per share.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$497	$502
Accounts receivable, net of allowances of $57 and $52, respectively	2,723	2,596
Other current assets	570	590
Total current assets	3,790	3,688

Property and equipment, net of $1,855 and $1,585 in accumulated depreciation, respectively	2,551	2,605
Operating lease assets	2,074	-
Goodwill	4,451	4,467
Identifiable intangible assets, net of $775 and $706 in accumulated amortization, respectively	1,168	1,253
Other long-term assets	280	257
Total long-term assets	10,524	8,582
Total assets	$14,314	$12,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,176	$1,258
Accrued expenses	1,491	1,480
Short-term borrowings and current maturities of long-term debt	340	367
Short-term operating lease liabilities	481	-
Other current liabilities	183	208
Total current liabilities	3,671	3,313

Long-term debt	5,134	3,902
Deferred tax liability	463	444
Employee benefit obligations	145	153
Operating lease liabilities	1,611	-
Other long-term liabilities	378	488
Total long-term liabilities	7,731	4,987

Stockholders’ equity:
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; 0.07 of Series A shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	41	41
Common stock, $0.001 par value; 300 shares authorized; 92 and 116 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	2,054	3,311
Retained earnings	563	377
Accumulated other comprehensive loss	(153)	(154)
Total stockholders’ equity before noncontrolling interests	2,505	3,575
Noncontrolling interests	407	395
Total equity	2,912	3,970
Total liabilities and equity	$14,314	$12,270

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2019	2018
Operating activities
Net income	$197	$238
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	360	348
Stock compensation expense	31	45
Accretion of debt	9	8
Deferred tax expense	12	8
Debt extinguishment loss	5	10
Unrealized loss (gain) on foreign currency option and forward contracts	9	(12)
Gains on sale of property and equipment	(40)	(2)
Other	23	(42)
Changes in assets and liabilities:
Accounts receivable	(289)	(179)
Other assets	(23)	(103)
Accounts payable	(81)	(44)
Accrued expenses and other liabilities	(49)	(27)
Net cash provided by operating activities	164	248
Investing activities
Payment for purchases of property and equipment	(236)	(268)
Proceeds from sale of property and equipment	85	62
Cash collected on deferred purchase price receivable	137	-
Other	-	10
Net cash used in investing activities	(14)	(196)
Financing activities
Proceeds from issuance of debt	1,758	894
Repurchase of debt	-	(812)
Proceeds from borrowings on ABL facility	1,355	680
Repayment of borrowings on ABL facility	(1,355)	(780)
Repayment of debt and capital leases	(565)	(59)
Payment for debt issuance costs	(27)	(6)
Repurchase of common stock	(1,347)	-
Change in bank overdrafts	30	8
Payment for tax withholdings for restricted shares	(5)	(46)
Dividends paid	(2)	(2)
Other	5	4
Net cash used in financing activities	(153)	(119)
Effect of exchange rates on cash, cash equivalents and restricted cash	(2)	(7)
Net decrease in cash, cash equivalents and restricted cash	(5)	(74)
Cash, cash equivalents and restricted cash, beginning of period	514	449
Cash, cash equivalents and restricted cash, end of period	$509	$375

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Variance	Change %	2019	2018	$ Variance	Change %
Revenue	$2,747	$2,888	$(141)	-4.9%	$5,406	$5,662	$(256)	-4.5%
Cost of transportation and services	1,914	2,068	(154)	-7.4%	3,825	4,095	(270)	-6.6%
Net revenue (1)	833	820	13	1.6%	1,581	1,567	14	0.9%
Direct operating expense	322	340	(18)	-5.3%	637	676	(39)	-5.8%
Sales, general and administrative expense
Salaries and benefits	160	153	7	4.6%	333	308	25	8.1%
Other sales, general and administrative expense	39	40	(1)	-2.5%	84	83	1	1.2%
Purchased services	25	38	(13)	-34.2%	60	69	(9)	-13.0%
Depreciation and amortization	44	44	-	0.0%	96	87	9	10.3%
Total sales, general and administrative expense	268	275	(7)	-2.5%	573	547	26	4.8%
Operating income	$243	$205	$38	18.5%	$371	$344	$27	7.8%
Other income (expense) (2)	8	11	(3)	-27.3%	16	21	(5)	-23.8%
Total depreciation and amortization	108	116	(8)	-6.9%	224	230	(6)	-2.6%
EBITDA (1)	$359	$332	$27	8.1%	$611	$595	$16	2.7%
Transaction, integration and rebranding costs	1	3	(2)	-66.7%	1	6	(5)	-83.3%
Restructuring costs	2	-	2	100.0%	14	-	14	100.0%
Adjusted EBITDA (1) (3)	$362	$335	$27	8.1%	$626	$601	$25	4.2%

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

(2) Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Income.

(3) For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income in the Condensed Consolidated Statements of Income.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
North America
Freight Brokerage	$624	$729	$1,243	$1,439
Less-Than-Truckload	1,012	989	1,938	1,909
Last Mile	212	269	436	507
Managed Transport	142	114	266	251
Total North America	1,990	2,101	3,883	4,106
Europe
Freight Brokerage and Truckload	470	482	943	951
Less-Than-Truckload	249	258	502	511
Total Europe	719	740	1,445	1,462
Global Forwarding	78	85	155	167
Eliminations	(40)	(38)	(77)	(73)
Total Revenue	$2,747	$2,888	$5,406	$5,662

Net Revenue
North America
Freight Brokerage	$127	$122	$254	$238
Less-Than-Truckload	423	408	771	765
Last Mile	73	81	140	150
Managed Transport	30	26	55	52
Total North America	653	637	1,220	1,205
Europe	165	168	332	333
Global Forwarding	15	15	29	29
Total Net Revenue (1)	$833	$820	$1,581	$1,567

Net Revenue %
North America
Freight Brokerage	20.4%	16.8%	20.4%	16.5%
Less-Than-Truckload	41.8%	41.2%	39.8%	40.1%
Last Mile	34.2%	30.3%	32.1%	29.6%
Managed Transport	21.1%	22.0%	20.5%	20.6%
Total North America	31.4%	30.3%	31.4%	29.3%
Europe	22.8%	22.7%	23.0%	22.8%
Global Forwarding	19.3%	17.5%	19.0%	17.3%
Overall Net Revenue %	30.3%	28.4%	29.2%	27.7%

Direct Operating Expense
North America
Freight Brokerage	$22	$22	$46	$46
Less-Than-Truckload	161	170	312	338
Last Mile	21	20	43	41
Managed Transport	19	18	34	38
Total North America	223	230	435	463
Europe	96	106	196	206
Global Forwarding	3	4	6	7
Total Direct Operating Expense	$322	$340	$637	$676

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company's trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended June 30,
	2019	2018
Number of Working Days	63.5	64.0

Lbs. per Day (Thousands)	76,522	78,178

% Change in Lbs. per Day (1)	-2.1%	-0.6%

Shipments per Day	53,711	53,356

% Change in Shipments per Day (1)	0.7%	-6.3%

Avg. Weight per Shipment (in pounds)	1,425	1,465

% Change in Weight per Shipment (1)	-2.8%	6.1%

Gross Revenue per Shipment	$299.48	$297.11

Gross Revenue per Hundred Weight (including fuel surcharges)	$21.02	$20.28

Gross Revenue per Hundred Weight (excluding fuel surcharges)	$18.11	$17.43

% Change in Gross Revenue per Hundred Weight (1)
Including fuel surcharges	3.7%	4.8%
Excluding fuel surcharges	3.9%	2.0%

Average Length of Haul (in Miles)	803.8	797.2

Total Average Load Factor (2)	23,619	23,433

Average Age of Tractor Fleet (Years)	5.54	5.68

(1) Compared with the same quarter of the previous year.

(2) Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Variance	Change %	2019	2018	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$857	$834	$23	2.8%	$1,643	$1,613	$30	1.9%
Fuel surcharge revenue	142	143	(1)	-0.7%	269	271	(2)	-0.7%
Revenue	999	977	22	2.3%	1,912	1,884	28	1.5%
Salaries, wages and employee benefits	451	441	10	2.3%	896	870	26	3.0%
Purchased transportation	108	99	9	9.1%	208	196	12	6.1%
Fuel and fuel-related taxes	70	75	(5)	-6.7%	140	143	(3)	-2.1%
Depreciation and amortization	54	62	(8)	-12.9%	112	121	(9)	-7.4%
Other operating expenses	93	123	(30)	-24.4%	195	242	(47)	-19.4%
Maintenance	27	25	2	8.0%	54	51	3	5.9%
Rents and leases	12	11	1	9.1%	24	22	2	9.1%
Purchased labor	2	3	(1)	-33.3%	4	6	(2)	-33.3%
Operating income	182	138	44	31.9%	279	233	46	19.7%
Operating ratio (1)	81.8%	85.9%			85.4%	87.7%
Restructuring costs	-	-	-	0.0%	2	-	2	100.0%
Amortization expense	9	8	1	12.5%	17	17	-	0.0%
Other income (2)	5	7	(2)	-28.6%	11	14	(3)	-21.4%
Adjusted operating income (3)	$196	$153	$43	28.1%	$309	$264	$45	17.0%
Adjusted operating ratio (4)	80.3%	84.3%			83.8%	86.0%

(1) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(2) Other income primarily consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Income.

(3) See the “Non-GAAP Financial Measures” section of the Press Release.

(4) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Variance	Change %	2019	2018	$ Variance	Change %
Revenue	$1,526	$1,508	$18	1.2%	$3,020	$2,956	$64	2.2%
Cost of transportation and services	226	239	(13)	-5.4%	441	467	(26)	-5.6%
Net revenue (1)	1,300	1,269	31	2.4%	2,579	2,489	90	3.6%
Direct operating expense	1,096	1,067	29	2.7%	2,187	2,107	80	3.8%
Sales, general and administrative expense
Salaries and benefits	87	76	11	14.5%	169	150	19	12.7%
Other sales, general and administrative expense	14	19	(5)	-26.3%	32	37	(5)	-13.5%
Purchased services	19	20	(1)	-5.0%	40	41	(1)	-2.4%
Depreciation and amortization	23	20	3	15.0%	44	39	5	12.8%
Total sales, general and administrative expense	143	135	8	5.9%	285	267	18	6.7%
Operating income	$61	$67	$(6)	-9.0%	$107	$115	$(8)	-7.0%
Other income (expense) (2)	7	8	(1)	-12.5%	12	16	(4)	-25.0%
Total depreciation and amortization	67	58	9	15.5%	128	113	15	13.3%
EBITDA (1)	$135	$133	$2	1.5%	$247	$244	$3	1.2%
Transaction, integration and rebranding costs	-	1	(1)	-100.0%	-	2	(2)	-100.0%
Restructuring costs	1	-	1	100.0%	2	-	2	100.0%
Adjusted EBITDA (1) (3)	$136	$134	$2	1.5%	$249	$246	$3	1.2%

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

(2) Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Income.

(3) For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income in the Condensed Consolidated Statements of Income.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
North America	$608	$575	$1,206	$1,116
Europe	918	933	1,814	1,840
Total Revenue	$1,526	$1,508	$3,020	$2,956

Net Revenue
North America	$584	$546	$1,157	$1,062
Europe	716	723	1,422	1,427
Total Net Revenue (1)	$1,300	$1,269	$2,579	$2,489

Direct Operating Expense
North America	$526	$485	$1,046	$950
Europe	570	582	1,141	1,157
Total Direct Operating Expense	$1,096	$1,067	$2,187	$2,107

Gross Margin
North America	$58	$61	$111	$112
Europe	146	141	281	270
Total Gross Margin	$204	$202	$392	$382

Gross Margin %
North America	9.7%	10.8%	9.2%	10.1%
Europe	15.8%	15.0%	15.5%	14.7%
Total Gross Margin %	13.4%	13.4%	13.0%	12.9%

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General and Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Variance	Change %	2019	2018	$ Variance	Change %
Sales, general and administrative expense
Salaries and benefits	$26	$25	$1	4.0%	$52	$52	$-	0.0%
Other sales, general and administrative expense	3	-	3	100.0%	6	2	4	200.0%
Purchased services	12	16	(4)	-25.0%	22	31	(9)	-29.0%
Depreciation and amortization	5	3	2	66.7%	8	5	3	60.0%
Total sales, general and administrative expense	$46	$44	$2	4.5%	$88	$90	$(2)	-2.2%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Variance	Change %	2019	2018	$ Variance	Change %
Revenue	$(35)	$(33)	$(2)	6.1%	$(68)	$(63)	$(5)	7.9%
Cost of transportation and services	(32)	(33)	1	-3.0%	(62)	(63)	1	-1.6%
Net revenue (1)	(3)	-	(3)	100.0%	(6)	-	(6)	100.0%
Direct operating expense	(1)	(1)	-	0.0%	(1)	(1)	-	0.0%
Sales, general and administrative expense
Salaries and benefits	(2)	-	(2)	100.0%	(3)	-	(3)	100.0%
Other sales, general and administrative expense	1	-	1	100.0%	(1)	(1)	-	0.0%
Purchased services	(1)	1	(2)	-200.0%	(1)	2	(3)	-150.0%
Depreciation and amortization	-	-	-	0.0%	-	-	-	0.0%
Total sales, general and administrative expense	(2)	1	(3)	-300.0%	(5)	1	(6)	-600.0%
Operating income	$-	$-	$-	-	$-	$-	$-	-

Note: Intersegment Eliminations represent intercompany activity between the Company's reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Income and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General and Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Variance	Change %	2019	2018	$ Variance	Change %
Net income attributable to common shareholders (1)	$122	$138	$(16)	-11.6%	$165	$205	$(40)	-19.5%
Distributed and undistributed net income (1)	13	11	2	18.2%	17	17	-	0.0%
Net income attributable to noncontrolling interests	10	10	-	0.0%	15	16	(1)	-6.3%
Net income	145	159	(14)	-8.8%	197	238	(41)	-17.2%
Debt extinguishment loss	-	-	-	0.0%	5	10	(5)	-50.0%
Interest expense	72	55	17	30.9%	143	114	29	25.4%
Income tax provision	46	54	(8)	-14.8%	65	54	11	20.4%
Depreciation and amortization expense	180	177	3	1.7%	360	348	12	3.4%
Unrealized loss (gain) on foreign currency option and forward contracts	7	(16)	23	-143.8%	9	(12)	21	-175.0%
EBITDA (2)	$450	$429	$21	4.9%	$779	$752	$27	3.6%
Transaction, integration and rebranding costs	1	8	(7)	-87.5%	2	15	(13)	-86.7%
Restructuring costs	4	-	4	100.0%	17	-	17	100.0%
Adjusted EBITDA (2)	$455	$437	$18	4.1%	$798	$767	$31	4.0%

(1) The sum of quarterly net income attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts due to the impact of the two-class method of calculating earnings per share.

(2) See the “Non-GAAP Financial Measures” section of the Press Release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to

Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net income attributable to common shareholders	$122	$138	$165	$205
Debt extinguishment loss	-	-	5	10
Unrealized loss (gain) on foreign currency option and forward contracts	7	(16)	9	(12)
Impairment of customer relationship intangibles	-	-	6	-
Transaction, integration and rebranding costs	1	8	2	15
Restructuring costs	4	-	17	-
Income tax associated with the adjustments above (1)	(2)	2	(10)	(4)
Impact of noncontrolling interests on above adjustments	-	-	(1)	-
Allocation of undistributed earnings	-	-	(2)	(1)
Adjusted net income attributable to common shareholders (2)	$132	$132	$191	$213

Adjusted basic earnings per share (2)	$1.41	$1.09	$1.92	$1.77
Adjusted diluted earnings per share (2)	$1.28	$0.98	$1.74	$1.59

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	121	100	120
Diluted weighted-average common shares outstanding	102	134	110	134

(1) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:
Debt extinguishment loss	$-	$-	$1	$3
Unrealized loss (gain) on foreign currency option and forward contracts	1	(4)	2	(3)
Impairment of customer relationship intangibles	-	-	2	-
Transaction, integration and rebranding costs	-	2	-	4
Restructuring costs	1	-	5	-
	$2	$(2)	$10	$4

(2) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$260	$267	$164	$248
Cash collected on deferred purchase price receivable	66	-	137	-
Adjusted net cash provided by operating activities	326	267	301	248
Payment for purchases of property and equipment	(118)	(126)	(236)	(268)
Proceeds from sale of property and equipment	38	52	85	62
Free Cash Flow (1)	$246	$193	$150	$42

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Reconciliation of GAAP Revenue to Organic Revenue

(Unaudited)

(In millions)

	Logistics		Consolidated
	Three Months Ended June 30,
	2019	2018	2019	2018
Revenue	$1,526	$1,508	$4,238	$4,363
Fuel	-	-	(428)	(447)
Direct postal injection revenue	-	-	-	(54)
Foreign exchange rates	54	-	99	-
Organic Revenue	$1,580	$1,508	$3,909	$3,862
Organic Revenue Growth (1)	4.8%		1.2%

(1) Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2018 organic revenue. See the “Non-GAAP Financial Measures” section of the Press Release.